EXHIBIT 10.90

PURCHASE AND SALE AGREEMENT FOR NASA BUILDINGS

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of the 12th day of November, 2002 (the “Effective Date”), by and between SOUTHWEST MARKET LIMITED PARTNERSHIP, a District of Columbia limited partnership (“Seller”), and WELLS CAPITAL, INC., a Georgia corporation (“Purchaser”).

1.    PURCHASE AND SALE OF PROPERTY.

On the terms and conditions stated in this Agreement, Seller hereby agrees to sell to Purchaser and Purchaser hereby agrees to purchase from Seller all of the following described property (collectively, the “Property”):

1.1    Land. Seller’s fee simple interest in and to all of that certain tract of land situated in the District of Columbia, and described more particularly in Exhibit A attached hereto and incorporated herein by reference, together with all rights and appurtenances pertaining to such land, including, without limitation, all of Seller’s right, title and interest in and to (i) all minerals, oil, gas, and other hydrocarbon substances thereon, (ii) all adjacent strips, streets, roads, alleys and rights-of-way, public or private, open or proposed, (iii) all easements, privileges, and hereditaments, whether or not of record, and (iv) all access, air, water, riparian, development, utility, and solar rights (collectively, the “Land”).

1.2    Improvements. A 9-story, approximately 341,520 square foot office building situated at 250 E Street, S.W., known as “One Independence Square”, which is leased in its entirety to the Office of Comptroller of the Currency (“OCC”); a 9-story, approximately 601,017 square foot office building situated at 300 E Street, S.W., known as “Two Independence Square”, the majority of which is leased to the National Aeronautics and Space Administration (“NASA”); a one-story, approximately 6,276 square foot building situated at 200 E Street, S.W., known as the “Market Inn Parcel”, which is leased to a restaurant operator and operated as the Market Inn restaurant, and all other improvements and structures constructed on the Land (collectively, the “Improvements”).

1.3    Personal Property. All of Seller’s right, title and interest in and to (specifically excluding any property owned by tenants under leases) the following:

(i)    mechanical systems, fixtures and equipment comprising a part of or attached to or located upon the Improvements;

(ii)    maintenance equipment and tools, if any, owned by Seller and used exclusively in connection with, and located in or on, the Improvements;

(iii)    site plans, surveys, plans and specifications, marketing materials and floor plans in Seller’s possession which relate to the Land or Improvements;

(iv)    pylons and other signs situated on or at the Land or Improvements; and

(v) other tangible personal property owned by Seller and used exclusively in connection with, and located in or on, the Land or Improvements (collectively, the “Personal Property”).

1.4    Leases. Seller’s interest in all leases, rental agreements, licenses, license agreements and other occupancy agreements with tenants occupying all or any portion of the Improvements (collectively, the “Leases”), a current list of which is attached hereto as Exhibit B, but excluding the Agreement to Lease with Colonial Parking, Inc. (the “Colonial Lease”) that is listed thereon, which is to be terminated by Seller prior to Closing; any guaranties applicable thereto; and all security deposits held by Seller in connection with the Leases and not applied pursuant to the terms thereof, a current list of which is attached hereto as Exhibit B-1.

1.5    Contracts. Subject to Section 7.2 hereof, Seller’s interest in all contract rights related to the Land, Improvements, Personal Property or Leases that will remain in existence after Closing (as hereinafter defined), to the extent assignable, including, without limitation, Seller’s interest in the following: parking, management, employment, maintenance, construction, commission, architectural, parking, supply or service contracts, warranties, guarantees and bonds and other agreements related to the Improvements, Personal Property, or Leases, but expressly excluding the existing property management agreement, which will be terminated as of the time of Closing (collectively, the “Contracts”), a current list of which is attached hereto as Exhibit C.

1.6    Permits. Seller’s interest in all permits, licenses, certificates of occupancy, and governmental approvals which relate to the Land, Improvements, Personal Property, Leases, or Contracts, to the extent assignable (collectively, the “Permits”).

1.7    Intangible Property. All of Seller’s right, title and interest, if any, in and to the name of the Improvements and the logo therefor, if any.

2.    PURCHASE PRICE AND DEPOSIT.

2.1    Payment. The purchase price (the “Purchase Price”) for the Property will be the sum of Three Hundred Forty-Five Million and No/100 Dollars ($345,000,000.00), subject to adjustment as set forth in this Agreement. The Purchase Price will be payable by wire transfer of immediately available funds at the Closing.

2.2    Deposit.

         2.2.1    Within one (1) Business Day (as defined in Section 15.11) following the Effective Date of this Agreement, Purchaser shall deposit with Commercial Settlements, Inc. (the “Escrow Agent”) the sum of Ten Million Three Hundred Fifty Thousand and No/100 Dollars ($10,350,000.00), which amounts to three percent (3%) of the Purchase Price, in the form of cash as a non-refundable deposit (except as otherwise provided herein) to assure Purchaser’s performance hereunder (together with all interest thereon, the “Deposit”). Prior to making the Deposit, Seller, Purchaser and the Escrow Agent shall enter into an escrow agreement substantially in the form of Exhibit D attached hereto (the “Escrow Agreement”). Purchaser’s failure timely to deposit any amount required pursuant to this Section 2.2.1 shall be deemed a default under this Agreement entitling Seller immediately and without notice to terminate this Agreement as its sole remedy.

         2.2.2    Escrow Agent shall place the Deposit in an interest-bearing escrow account at a federally-insured commercial bank acceptable to both Seller and Purchaser. The Escrow Agent shall hold the Deposit in accordance with this Agreement and the Escrow Agreement. At Closing, Escrow Agent shall deliver the Deposit to Seller and credit it against the Purchase Price.

3.    TITLE AND SURVEY.

3.1    State of Title to be Conveyed. Title to the Property shall be conveyed to Purchaser at Closing in fee simple by Special Warranty Deed, free and clear of any and all liens, mortgages, deeds of trust, security interests and other encumbrances, except for (i) the standard printed exclusions from coverage contained in the ALTA form of owner’s title policy issued by the Title Company (as defined below) and those items identified on Schedule B-II of the Title Commitment (as defined below), a copy of which appears as Schedule 3.1 attached hereto; (ii) the lien of real estate taxes, water, sewer, vault and other public charges not yet due and payable; and (iii) any state of facts shown on the Survey (as defined below). The items referred to in clauses (i) through (iii) above are hereinafter referred to, collectively, as the “Permitted Exceptions.”

3.2    Title Commitment and Survey. Purchaser hereby acknowledges receipt of (i) that certain Commitment for Title Insurance No. 020671 issued by Commonwealth Land Title Insurance Company (the “Title Company”), dated September 22, 2002, as revised through November 12, 2002 (the “Title Commitment”), identifying no exceptions to title other than the Permitted Exceptions, together with copies of all instruments giving rise to any liens, encumbrances, defects or other exceptions to title noted therein; and (ii) a survey of One Independence Square prepared by Associated Engineers, Inc., dated January 30, 1992 and last revised on November 12, 2002, and a survey of Two Independence Square prepared by VIKA Incorporated, dated November 1, 2002 (collectively, the “Survey”), identifying no exceptions to title other than the Permitted Exceptions. Purchaser hereby accepts the state of title and survey as reflected in the Title Commitment and Survey and waives any claim of defect or other title or survey objection based on matters revealed in the aforesaid Title Commitment or Survey, and waives any title or survey objections that would be revealed by a survey of the Market Inn Parcel.

4.    PROPERTY INFORMATION.

4.1    Property Information. Seller has delivered, or otherwise made available, as appropriate, to Purchaser, for Purchaser’s review, prior hereto, copies of all Leases, Contracts, Permits, studies and other information pertaining to the Property in Seller’s possession (collectively, the “Property Information”). Purchaser shall keep such Property Information confidential, subject to Purchaser’s right to disseminate Property Information to or among the parties listed in Section 16.2 of this Agreement, subject to the restrictions set forth in Section 16.2. Seller makes no representation or warranty as to the truth or accuracy of the Property Information provided to Purchaser, except as otherwise expressly provided in this Agreement.

5.    PURCHASER’S DUE DILIGENCE.

5.1    Purchaser’s Due Diligence. Purchaser hereby acknowledges that it has been provided access to the Property and the Property Information pursuant to an access and indemnity agreement entered into prior hereto (the terms of which shall continue in effect through the Closing Date or any earlier termination of this Agreement, and the indemnification obligations of which shall survive the Closing and any termination of this Agreement) for the purpose of conducting such investigations, inspections, audits, analyses, surveys, tests, examinations, studies, and appraisals of the Property as Purchaser has deemed necessary or desirable, at Purchaser’s sole cost and expense, in order to determine whether the Property is suitable for Purchaser’s purposes. Purchaser has completed its investigations of the Property prior hereto and has determined that it is suitable for Purchaser’s purposes. Purchaser hereby waives any right to a study period hereunder or right to terminate this Agreement, except as expressly provided herein.

5.2    As Is, Where Is.

         5.2.1    Except as provided in the express representations and warranties of Seller set forth in Section 6.1 of this Agreement and in Seller’s Special Warranty Deed to be delivered at Closing (collectively, the “Express Representations”), Seller does not, by the execution and delivery of this Agreement, and Seller shall not, by the execution and delivery of any document or instrument executed and delivered in connection with Closing, make any representation or warranty, express or implied, of any kind or nature whatsoever, with respect to the Property, and all such warranties are hereby disclaimed.

         5.2.2    Without limiting the generality of the foregoing, other than the Express Representations, Seller makes, and shall make, no express or implied warranty as to matters of zoning, acreage, tax consequences, physical or environmental condition (including, without limitation, laws, rules, regulations, orders and requirements pertaining to the use, handling, generation, treatment, storage or disposal of any toxic or hazardous waste or toxic, hazardous or regulated substance), valuation, governmental approvals, governmental regulations or any other matter or thing relating to or affecting the Property (collectively, the “Disclaimed Matters”).

         5.2.3    Notwithstanding anything to the contrary set forth in this Agreement, but subject to Seller’s obligations set forth in Section 7.1 hereof, the Property, including without limitation the roofs, all structural components, all heating, ventilating, air conditioning, mechanical, plumbing, and electrical systems, fire and life safety and all other parts of the buildings constituting a portion of the Property, shall be conveyed to Purchaser, and Purchaser shall accept same, in their “AS IS” “WHERE IS” condition on the closing date, “WITH ALL FAULTS” and “SUBJECT TO ALL DEFECTS.” Purchaser acknowledges that Seller’s willingness to sell the Property to Purchaser at the Purchase Price has been induced, in part, by the agreement of Purchaser to purchase the Property in such “AS IS” condition. Purchaser hereby acknowledges, represents and warrants that it is not in a disparate bargaining position with respect to Seller in connection with the transaction contemplated hereby, that Purchaser freely and fairly agreed to the waivers and conditions of this Section 5.2 as part of the negotiations of this Agreement, and Purchaser has been represented by adequate legal counsel in connection herewith and has conferred with such legal counsel concerning the waivers and other conditions of this Section 5.2.

         5.2.4    Without in any way limiting any provision of this Section 5.2, Purchaser specifically acknowledges and agrees that, except with respect to the obligations of Seller set forth in Section 7.1 hereof, Purchaser hereby waives, releases and discharges any claim it has, might have had or may have against Seller with respect to (a) the Disclaimed Matters, (b) the condition of the Property as of the Closing Date, (c) the past, present or future condition or compliance of the Property with regard to any environmental protection, pollution control or land use laws, rules, regulations, orders or requirements, including, without limitation, CERCLA (as hereinafter defined), or (d) any other state of facts that exists with respect to the Property. Notwithstanding the foregoing, this Section 5.2.4 shall not limit any claim by Purchaser against Seller for Seller’s (i) breach of any of the Express Representations, or (ii) fraud, or (iii) failure to comply with Seller’s covenants set forth in this Agreement, subject to the limitations set forth in Sections 8 and 11 hereof.

6.    REPRESENTATIONS AND WARRANTIES.

6.1    Seller’s Representations and Warranties. Seller represents to Purchaser as of the Effective Date of this Agreement as follows:

         6.1.1    Organization. Seller is duly formed, validly existing and in good standing under the laws of the jurisdiction of its organization.

         6.1.2    Authority/Consent. Seller is the owner of the fee simple interest in the Property and, except as provided below, possesses all requisite power and authority, and has taken or will by Closing have taken all actions required by its organizational documents and applicable law to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement.

         6.1.3    Litigation. Except as may be disclosed on Schedule 6.1.3 attached hereto, no material action, suit or other proceeding (including, but not limited to, any condemnation action) is pending or, to Seller’s knowledge, has been threatened in writing that concerns or involves the Property.

         6.1.4    Bankruptcy. No bankruptcy, insolvency, reorganization or similar action or proceeding, whether voluntary or involuntary, is pending, or, to Seller’s knowledge, threatened, against Seller.

         6.1.5    Other Sales Agreements. Seller has not entered into any other contract to sell the Property or any part thereof which is currently in effect.

         6.1.6    Contracts. Except for the contracts referenced on the list of Contracts attached hereto as Exhibit C, there are no contracts of construction, employment, management, service, or supply in effect entered into by Seller which will affect the Property or operations of the Property after Closing.

         6.1.7    Leases. Except for the Leases referenced on the list of Leases attached hereto as Exhibit B and leases, amendments or other occupancy agreements which may be entered into by Seller pursuant to Section 7.1 hereof, there are no leases, rental agreements, licenses, license agreements or other occupancy agreements with tenants in effect which will affect the Property after Closing. To Seller’s knowledge, each Lease is in full force and effect, and no rent has been paid more than one month in advance. To Seller’s knowledge, except as may be described in Schedule 6.1.7 attached hereto, there exists no default by Seller or any tenant under any of the Leases. To Seller’s knowledge, there are no outstanding monetary obligations owed by Seller to the tenant leasing the Market Inn Parcel. To Seller’s knowledge, Exhibit B-2 hereto identifies all outstanding leasing commissions payable with respect to the Leases. Seller has provided Purchaser with full and complete copies of all Leases, including all amendments and modifications thereto, prior to the execution of this Agreement by Purchaser and Seller.

         6.1.8    Violations of Law. Seller has not received written notice from any governmental authority of any material violation of any federal, state, county or municipal laws, ordinances, orders, regulations and requirements affecting the Property or any portion thereof (including the conduct of business operations thereon) which are unresolved. In addition, except as may be included in the Property Information or otherwise disclosed in writing to Purchaser, Seller has not received any written notice from any governmental authorities with respect to (i) any special assessments or proposed increases in the assessed value of the Property; (ii) any condemnation or eminent domain proceedings affecting the Property; or (iii) any violation of any Environmental Law (as hereinafter defined) or any zoning, health, fire safety or other law, regulation or code applicable to the Property which remains outstanding.

         6.1.9    Environmental Laws. Except with respect to issues disclosed in any environmental report(s) furnished to Purchaser by Seller as a part of the Property Information or otherwise obtained by Purchaser (collectively, the “Phase I Report”), or otherwise disclosed by Seller to Purchaser in writing, to Seller’s knowledge, (i) the Property is not in violation of any Environmental Law (as hereinafter defined) relating to the Property, (ii) during Seller’s term of ownership, the Property has not been used for industrial purposes or for the storage, treatment or disposal of hazardous substances (as defined by CERCLA, as hereinafter defined), other than equipment, cleaning solutions, maintenance materials and other products customarily used or stored incidental to the operation and/or maintenance of the Property, and (iii) no underground storage tanks are currently located at the Property, and (iv) no investigation, administrative order, consent order and agreement, litigation, or settlement with respect to Hazardous Substances is pending or threatened in writing with respect to the Property. As used herein, the term “Environmental Law” means any law, statute, ordinance, rule, regulation, order or determination of any governmental authority or agency affecting the Property and pertaining to health or the environment including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1982 (“CERCLA”) and the Resource Conservation and Recovery Act of 1986 (“RCRA”).

         6.1.10    Foreign Person. Seller is not a “foreign person,” “foreign trust” or “foreign corporation” within the meaning of the United States Foreign Investment in Real Property Tax Act of 1980 and the Internal Revenue Code of 1986, as subsequently amended.

         6.1.11    District of Columbia Soil Characteristic. The characteristic of the soil of the Property, as described by the Soil Conservation Service of the U.S. Department of Agriculture in the Soil Survey Book of the District of Columbia (area 11) published in July, 1976, and as shown on the Soil Maps of the District of Columbia at the back of that publication, is Urban Land. For further information, Purchaser may contact a soil testing laboratory, the District of Columbia Department of Environmental Services or the Soil Conservation Service of the U.S. Department of Agriculture. The foregoing is set forth pursuant to requirements of the District of Columbia Code and is not intended, and shall not be construed as, limiting the conditions set forth herein with respect to Purchaser’s right to make investigations, tests and studies satisfactory to it.

         6.1.12    District of Columbia Underground Storage Tank Disclosure Notice. In accordance with the requirements of Section 3(g) of the District of Columbia Underground Storage Tank Management Act of 1990, as amended by the District of Columbia Underground Storage Tank Management Act of 1990 Amendment Act of 1992 (the “Act”), Seller has informed Purchaser, and hereby re-informs Purchaser, that, except as may be disclosed in the Phase I Report, Seller has no knowledge of the existence or removal, during Seller’s ownership of the Property, of any underground storage tanks at or from the Property, as that term is defined in the Act. This disclosure notice was provided to Purchaser prior to entering into this Agreement.

6.2    Purchaser’s Representations and Warranties. Purchaser represents to Seller, as of the Effective Date of this Agreement as follows:

         6.2.1    Organization. Purchaser is duly formed, validly existing and in good standing under the laws of the jurisdiction of its organization.

         6.2.2    Authority/Consent. Purchaser possesses all requisite power and authority, has taken all actions required by its organizational documents and applicable law, and has obtained all necessary consents, to execute and deliver this Agreement and to consummate the transactions contemplated in this Agreement.

6.3    Knowledge. For purposes of this Agreement, the phrase “to Seller’s knowledge” means the present, actual knowledge of Mark Williams, Property Manager, E. Mitchell Norville, Senior Vice President, and Raymond A. Ritchey, Executive Vice President, current employees of Seller or its constituent members, which employees are in the primary positions of responsibility with respect to the Property, without investigation or review of files relating to the Property.

7.    COVENANTS OF SELLER PRIOR TO CLOSING.

7.1    Operation of Property. From the Effective Date until the Closing, Seller shall operate the Property in accordance with the terms of this Section 7.1.

         7.1.1    From the Effective Date until the Closing, Seller shall continue to operate, maintain and repair the Property in the ordinary course of business in substantially the same manner as it is now operated, maintained and repaired, and shall use its good faith efforts to timely perform and discharge all of the duties and obligations of the landlord under, and otherwise comply with, the Leases in all material respects, at Seller’s expense, and take such actions as are commercially reasonable to enforce the terms and provisions of the Leases, but shall not take any of the following actions after the Effective Date without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed: (a) make or permit to be made any material alterations to or upon the Property, (b) enter into any contracts for the provision of services and/or supplies to the Property which are not terminable by Purchaser upon thirty (30) days’ prior written notice following the Closing, or amend or modify the Contracts in any manner, unless such Contract as amended may be terminated without penalty to Purchaser upon thirty (30) days’ prior written notice, (c) enter into any leases with respect to the Property or any part thereof, or extend, modify, cancel or otherwise alter any one or more of the Leases, unless such action is required to be performed under the terms of the applicable Lease (other than the termination of the Colonial Lease), (d) reduce or change in any material respect the level of maintenance to the Property, (e) sell or transfer the Property or any interest therein or actively negotiate with any third party respecting the sale of the Property or any interest therein, or otherwise dispose of the Improvements or any part thereof of interest therein, or alter or amend the zoning classification of the Improvements, or (f) remove or permit the removal from the Property of any fixtures, mechanical equipment, or any other item included in the Property except when replaced with items of equal or greater quality and except for the use and consumption of inventory, office and other supplies and spare parts, and the replacement of worn out, obsolete and defective tools, equipment and appliances, in the ordinary course of business.

         7.1.2    Notwithstanding the foregoing, Seller shall have no obligation to Purchaser to (a) bring the Property into compliance with any laws or regulations applicable to the Property, (b) make any repairs or improvements to any portion of the Property that would improve the condition of the Property beyond the condition of the Property as it exists on the Effective Date, or (c) make or perform, during the term of this Agreement, any capital repairs or replacements.

         7.1.3    Prior hereto, Purchaser has determined which service agreements and other contracts are terminable and, among those, which Purchaser elects to have Seller terminate, and Seller will deliver notices of termination at Closing canceling such agreements. At Closing, Seller shall assign to Purchaser, and Purchaser shall assume, the Contracts (as identified on Exhibit C hereto) pursuant to the Blanket Conveyance, Bill of Sale, and Assignment referenced in Section 9.2.1.2.

7.2    Notices. Promptly after receipt, Seller shall provide Purchaser with copies of any written notices that Seller receives with respect to (i) any special assessments or proposed increases in the valuation of the Property; (ii) any condemnation or eminent domain proceedings affecting the Property; or (iii) any violation of any Environmental Law or any zoning, health, fire, safety or other law, regulation or code applicable to the Property. In addition, Seller shall deliver or cause to be delivered to Purchaser, promptly upon receipt thereof by Seller, copies of any written notices of default given or received by Seller under any of the Leases.

7.3    Litigation. Seller will advise Purchaser promptly of any litigation, arbitration proceeding or administrative hearing which concerns or affects the Property in any manner and which is instituted after the Effective Date.

7.4    Insurance. Prior to Closing, Seller will maintain Seller’s existing insurance coverage with respect to the Property, which coverage is described in the certificates of insurance included in the Property Documents made available to Purchaser prior hereto.

7.5    Estoppel Certificates. Seller shall use commercially reasonable efforts to obtain and deliver to Purchaser, not later than the Closing Date, (i) from the OCC, an estoppel certificate substantially in the form attached hereto as Exhibit L-1, and (ii) from NASA, a lease status report substantially in the form attached hereto as Exhibit L-2 (collectively, the “Lease Certificates”). In addition, Seller shall use commercially reasonable efforts to obtain an estoppel certificate in substantially the form of Exhibit E attached hereto from the tenant leasing the Market Inn Parcel.

7.6    Seller Cooperation. Seller agrees to provide to Purchaser such historical financial information concerning the Property and a Seller certification thereof as may be reasonably necessary in order for Purchaser to comply with the Securities and Exchange Commission financial reporting requirements. The provisions of this Section 7.6 shall survive the Closing.

7.7    Reliance on Phase I Report. It is the intention of Purchaser and Seller that Purchaser shall be entitled to rely upon the Phase I Report (“Phase I”) previously prepared by Mactec Engineering and Consulting, Inc. (“Mactec”) for the benefit of Seller. It is also the intention of Purchaser and Seller that Mactecenter into a Secondary Client Agreement (“SCA”) with Purchaser, pursuant to which Purchaser shall have the right to rely on the Phase I, subject to the terms and conditions therein, including a cap on the amount of Mactec’s liability thereunder (the “Cap”). Purchaser shall use good faith efforts to enter into an SCA with Mactec after the Effective Date. Seller agrees that if Purchaser discovers a violation of Environmental Law or contamination by Hazardous Substances in, on or under the Property that was not disclosed in the Phase I and for which Mactec would have been liable, then (A) in the event that Mactec and Purchaser have entered into an SCA, Seller agrees to pay Purchaser the difference between (i) the full amount of any claim for damages on account thereof that Purchaser would have been entitled to recover from Mactec if it were not for the Cap, but not to exceed a total recovery of $1,000,000; and (ii) the amount of the Cap; or (B) in the event that Mactec and Purchaser have not entered into an SCA, Seller agrees to pay Purchaser the full amount of any claim for damages on account thereof that Purchaser would have been entitled to recover from Mactec had Purchaser and Mactec entered into an SCA, but not to exceed a total recovery of $1,000,000. The obligations of Seller pursuant to this Section 7.7 shall survive the Closing for a period of six (6) months, and are hereby guaranteed by BPLP.

8.    CONDITIONS PRECEDENT TO CLOSING.

8.1    Conditions Precedent to Purchaser’s Obligation to Close. Purchaser’s obligation to purchase the Property is subject to satisfaction on or before the Closing Date (as such date may be extended as provided herein) of the following conditions, any of which may be waived in writing by Purchaser in Purchaser’s sole and absolute discretion.

         8.1.1    Title. A final examination of the title to the Real Property shall disclose no title exceptions except for the Permitted Exceptions, matters caused by Purchaser or its activities on the Property, or other matters approved in writing by Purchaser. In addition, the title insurance company conducting the title examination (the “Title Company”) shall be prepared to issue to Purchaser, at standard rates, an ALTA Form B (1992) owner’s title insurance policy in the amount of the Purchase Price, insuring that the fee simple estate to the Property is vested in Purchaser, subject only to the Permitted Exceptions, matters caused by Purchaser or its activities on the Property, or other matters approved in writing by Purchaser and containing the endorsements attached to the Title Commitment.

         8.1.2    Estoppel Certificates. Seller shall have obtained and delivered to Purchaser the Lease Certificates from, and duly executed by or on behalf of, OCC and NASA (the “Required Estoppels”).

         8.1.3    Delivery of Closing Documents. Seller shall have delivered each of the Closing Documents required to be delivered under Section 9.2.1 of this Agreement.

         8.1.4    No Disapproval by OCC or NASA. Neither NASA (or the General Services Administration of the United States of America, acting on behalf of NASA) nor the OCC (to the extent approval of a novation is required from the OCC under applicable law) shall have expressly stated in writing to Purchaser or verbally to Seller and Purchaser that it will not approve or is not likely to approve Purchaser as the assignee under the novation agreement to be obtained following the Closing as required by applicable law. The parties agree to cooperate in contacting the appropriate contracting officer and soliciting an indication that Purchaser will be approved as assignee.

8.2    Conditions Precedent to Seller’s Obligation to Close. Seller’s obligation to sell the Property is subject to satisfaction, on or before the Closing Date (as such date may be extended as provided herein) of the following conditions, any of which may be waived in writing by Seller, in Seller’s sole and absolute discretion:

         8.2.1    Covenants. Purchaser shall have performed and observed, in all material respects, all covenants of Purchaser under this Agreement.

         8.2.2    Representations and Warranties. All representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all material respects as if made on the Closing Date.

8.3    Failure of a Condition.

         8.3.1    In the event that any condition precedent to Closing has not been satisfied on or before the Closing Date, then the party whose conditions to Closing have not been satisfied (the “Unsatisfied Party”) shall give notice to the other of the condition or conditions which the Unsatisfied Party asserts are not satisfied. If the conditions specified in such notice are not satisfied within ten (10) Business Days after receipt of such notice, then either party may terminate this Agreement, whereupon neither party shall have any further rights or obligations hereunder (other than any obligations of either party that expressly survive termination), except if such failure of a condition is due to a default by one of the parties, in which event the non-defaulting party shall have those rights and remedies set forth in Article 11. Notwithstanding anything contained herein to the contrary, if any of the conditions precedent to Purchaser’s obligation to close, as set forth in Section 8.1 hereof, are not satisfied within the 10 Business Day period specified above and the same are reasonably susceptible of being cured, Seller shall have the right to extend such period in which to satisfy the unsatisfied condition for a period of up to thirty (30) additional days, by giving notice thereof to Purchaser within such 10 Business Day period. It is understood and agreed that the failure of any condition set forth in Section 8.1.1 hereof (Title) that is not reasonably susceptible of being cured within the time allotted shall not constitute a default, breach of a covenant or other failure to perform by Seller hereunder; it being understood and agreed that in no event shall a monetary lien be deemed a condition that is not reasonably susceptible of being cured.

         8.3.2    If either of the Required Estoppels is not obtained and delivered pursuant to the condition set forth in Section 8.1.2 hereof and such condition remains unsatisfied after the passage of the cure periods set forth in Section 8.3.1 above, then Seller shall have the right, but not the obligation, to deliver to Purchaser a Seller’s estoppel in substantially the same form as the Lease Certificate that was to have been delivered by the OCC or NASA, as applicable, in place of any such Lease Certificate that Seller is unable to obtain from the OCC or NASA in satisfaction of such condition, the representations and warranties of which shall survive the Closing for a period of twenty-five (25) months. If Seller delivers a Seller estoppel pursuant to this Section 8.3.2, then Seller shall have the right at any time to substitute a Lease Certificate subsequently obtained from the tenant for the corresponding Seller’s estoppel previously delivered by Seller; provided that, if any such substitute Lease Certificate contradicts the corresponding Seller’s certificate in any material respect or omits any material certification contained in the corresponding Seller’s certificate, then the Seller’s certificate shall continue in effect solely with respect to such material contradiction or omission. The obligations of Seller with respect to any such Seller estoppel shall be guaranteed by Boston Properties Limited Partnership (“BPLP”).

         8.3.3    If the transaction contemplated by this Agreement closes, the parties shall be deemed to have waived any and all unmet or unsatisfied conditions, other than any unmet or unsatisfied conditions arising out of a breach by either party of any of its representations and warranties hereunder of which the other party has no knowledge as of Closing.

8.4    Representations and Warranties. All representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects as of the Closing Date, subject to changes not willfully caused by Seller (e.g., a change in the assessed value of the Property or a notice of condemnation) and changes in the ordinary course of business, including, but not limited to, changes as a result of leases, lease terminations, amendments and other occupancy agreements which may be entered into by Seller pursuant to Section 7.1 hereof (and except to the extent any such representations and warranties expressly relate to an earlier date, and except such changes as are permitted under, or result by reason of the effect of, this Agreement). It is understood and agreed, however, that the truth and correctness of such representations and warranties shall not constitute a condition precedent to Closing hereunder, and if any such representation or warranty is not true and correct in all material respects as of the Closing Date, the parties shall continue to be absolutely and unconditionally obligated to consummate the transaction contemplated hereunder, and Purchaser’s sole rights and remedies with respect to such breach shall be as set forth in Section 11 hereof.

9.    CLOSING.

9.1    Closing Date. The consummation of the transaction contemplated hereby (the “Closing”) will take place at the office of Seller’s counsel in Washington, D.C., via an escrow closing, on the date that is twenty (20) Business Days after the Effective Date, or such earlier date as Seller and Purchaser may mutually agree upon (the “Closing Date”), TIME BEING OF THE ESSENCE. If Seller, in its sole and absolute discretion, agrees to extend the Closing Date at Purchaser’s request (Seller having no obligation whatsoever to consider or agree to any such extension), and the Closing is completed (including recordation of the deed) after December 31, 2002, then Purchaser shall be solely responsible for all increased costs of Closing resulting from such extension of the Closing Date, including, but not limited to, any increase in the transfer and recordation costs payable as a result thereof; provided that, if the Closing Date is extended to a date after December 31, 2002, to allow for satisfaction of any condition precedent to Purchaser’s obligation to close (as set forth in Section 8.1 hereof) which is not satisfied on or before December 31, 2002 (and not upon Purchaser’s request), then Seller shall be solely responsible for all increased costs of Closing resulting from such extension of the Closing Date.

9.2    Seller’s Obligations at the Closing. At the Closing, Seller will do, or cause to be done, the following:

         9.2.1    Closing Documents. Seller shall execute, acknowledge (if necessary) and deliver originals of the following documents:

                      9.2.1.1    Special Warranty Deed in the form of Exhibit F hereto;

                      9.2.1.2    Bill of Sale in the form of Exhibit G hereto;

                      9.2.1.3    Assignment and Assumption Agreement in the form of Exhibit H hereto;

                      9.2.1.4    Certificate of Non-Foreign Status in the form of Exhibit I hereto;

                      9.2.1.5    Letters to each tenant under the Leases in the form and substance of Exhibit J hereto, notifying tenants of the conveyance of the Property to Purchaser and advising them that, following the Closing Date, all future payments of rent are to be made to Purchaser or at Purchaser’s direction;

                      9.2.1.6    Settlement statement showing all of the payments, adjustments and prorations provided for in Section 9.5 and otherwise agreed upon by Seller and Purchaser;

                      9.2.1.7    Customary form of affidavit for the benefit of the Title Company certifying (i) the absence of claims which would give rise to mechanics’ and materialmen’s liens; (ii) that Seller and the tenants under the Leases are the only parties in possession of the Property; and (iii) such other matters as may be required by the Title Company in accordance with the Title Commitment. Seller shall also deliver to the Title Company such evidence as may be reasonably required by the Title Company with respect to the authority of the person(s) executing the deed of conveyance; and

          9.2.2    Original Property Information Documents. Seller will deliver to Purchaser originals within Seller’s possession of all items comprising the Property Information referenced in Article 4.

          9.2.3    Possession. Seller will deliver possession of the Property, subject to the Leases.

          9.2.4    Keys. Seller will deliver all keys in the possession or subject to the control of Seller, including, without limitation, master keys as well as combinations, card keys and cards for the security systems, if any.

          9.2.5    Costs. Seller will pay all costs allocated to Seller pursuant to Section 9.5 of this Agreement.

9.3    Purchaser’s Obligations at the Closing. At the Closing, Purchaser will do, or cause to be done, the following:

          9.3.1    Closing Documents. At Closing, Purchaser shall execute, acknowledge (if necessary) and deliver originals of the following documents:

                      9.3.1.1    Bill of Sale in the form of Exhibit G hereto;

                      9.3.1.2    Assignment and Assumption Agreement in the form and substance of Exhibit H hereto;

                      9.3.1.3    Settlement statement showing all of the payments, adjustments and prorations provided for in Section 9.5 and otherwise agreed upon by Seller and Purchaser;

                      9.3.1.4    Such evidence as may be reasonably required by the Title Company with respect to the authority of the person(s) executing the documents required to be executed by Purchaser on behalf of Purchaser; and

          9.3.2    Payment of Consideration. Purchaser will pay to Seller the Purchase Price in accordance with Article 2 of this Agreement, as adjusted in accordance with the provisions of this Agreement.

          9.3.3    Costs. Purchaser will pay all costs allocated to Purchaser pursuant to Section 9.5 of this Agreement.

9.4    Escrow. The delivery of the documents and the payment of the sums to be delivered and paid at the Closing shall be accomplished through an escrow with the Escrow Agent.

9.5    Costs and Adjustments at Closing.

          9.5.1    Expenses. Subject to the provisions of Section 9.1 hereof, the local recordation and transfer taxes and recording fees imposed upon or payable in connection with the recordation of the deed to the Property, and any closing or escrow fees of the Escrow Agent shall be paid one-half by Purchaser and one-half by Seller. Purchaser shall pay all costs and fees for title examination, title insurance and other title company charges, the survey of the Property and all of Purchaser’s due diligence studies and investigations. Seller and Purchaser shall each pay their respective attorney’s fees.

          9.5.2    Real Estate and Personal Property Taxes. Real estate, personal property and ad valorem taxes for the year in which the Closing occurs will be prorated between Seller and Purchaser as of the Closing Date on the basis of actual bills therefor, if available. If such bills are not available, then such taxes and other charges shall be prorated on the basis of the most currently available tax bills and, thereafter, promptly re-prorated upon the availability of actual bills for the period. All rebates or reductions in taxes received subsequent to Closing, net of costs of obtaining the same, shall be prorated as of the Closing, when received. The current installment of all special assessments, if any, which are a lien against the Property at the time of Closing and which are being or may be paid in installments shall be prorated as of the Closing Date.

          9.5.3    Lease Security Deposits and Rents. Seller shall pay to Purchaser, as a credit against the Purchase Price, the amount of any security deposits actually received by Seller pursuant to the Leases and not yet refunded to tenants or applied against tenant defaults as permitted pursuant to the Leases. All rents, percentage rents, common area charges, real estate taxes and other costs or charges paid by tenants under the Leases shall be prorated as of the Closing Date, to the extent actually collected by Seller. To the extent that any government tenant pays rent under its Lease in arrears, the parties agree that the party receiving such payment shall promptly deliver to the other party its share of such rental payment, prorated as of the Closing Date. In addition, if any rent or other charges are delinquent at Closing, then Seller shall have the right to pursue all rights and remedies against the tenants to recover such delinquencies; provided, however, that Seller is not entitled to dispossess such tenants. Purchaser shall promptly remit to Seller any rent or payments for any charges received by Purchaser subsequent to Closing which are attributable to periods prior to Closing; provided, however, that such amounts received from tenants after Closing will first be applied to such charges as are then due and then applied in their reverse order of accrual until applied in full.

          9.5.4    Utilities. Water, sewer, electric and other utility charges, other than those for which tenants under Leases are responsible directly to the provider, shall be prorated as of the Closing Date. If consumption of any of the foregoing is measured by meter, Seller shall, prior to the Closing Date, obtain a reading of each such meter and a final bill as of the Closing Date. If there is no such meter or if the bill for any of the foregoing will not have been issued as of the Closing Date, the charges therefor shall be adjusted at the Closing Date on the basis of the charges of the prior period for which such bills were issued and shall be further adjusted between the parties when the bills for the correct period are issued. Seller and Purchaser shall cooperate to cause the transfer of utility accounts from Seller to Purchaser. Seller shall be entitled to retain any utility security deposits to be refunded. At Closing, Purchaser shall post substitute utility security deposits to replace those previously paid by Seller or, if the utility provider will not refund such deposits to Seller, Seller shall be reimbursed therefor by Purchaser at Closing.

          9.5.5    Insurance Policies. Premiums on insurance policies will not be adjusted. As of the Closing Date, Seller will terminate its insurance coverage and Purchaser will effect its own insurance coverage.

          9.5.6    Leasing Commissions and Re-Leasing Costs. Outstanding leasing commissions shall be paid as set forth on Exhibit B-2 hereto. In addition, Seller agrees to pay for any tenant improvement costs and allowances, leasing commissions, and rent abatements (collectively, the “Leasing Costs”) that may be incurred prior to or after the Closing in connection with the re-leasing or renewal of (i) the 1,684 square foot retail space that is currently vacant (the “Vacant Space”), (ii) the retail space now leased to Tae Yong & Company, and (iii) the retail space now leased to W.J. & Company, in an aggregate amount not to exceed the sum of eighty-seven thousand dollars ($87,000). For purposes hereof, the term Leasing Costs shall also include lost rent on the Vacant Space during any period of vacancy, based on an assumed rental rate of thirty-six dollars ($36.00) per rentable square foot. Such aggregate sum, or so much thereof as shall not have been applied to Leasing Costs prior to Closing, shall be deposited into escrow with the Escrow Agent at Closing (the “Escrowed Sums”), to be held in escrow and released to pay Leasing Costs as such costs are incurred. At such time as all three such retail spaces referred to above have been re-leased or renewed, any Escrowed Sums then remaining in escrow shall be returned to Seller, and Seller shall thereafter have no further obligations with respect to payment of Leasing Costs; provided that, if on the date that is twelve (12) months following the Closing Date any of such retail spaces have not been re-leased or renewed, then any Escrowed Sums then remaining in escrow shall be paid to Purchaser. The parties shall enter into an escrow agreement at Closing, based on the form of the Escrow Agreement attached hereto as Exhibit D and incorporating the terms and conditions set forth in this Section 9.5.6.

          9.5.7    Other Income and Expenses. All other income and ordinary operating expenses for or pertaining to the Property, including, but not limited to, public utility charges, maintenance, service charges, and license fees, will be prorated as of the Closing Date.

          9.5.8    Post-Closing Adjustment. All adjustments for items to be prorated pursuant to Section 9.5 shall be completed within one hundred eighty (180) days after the Closing Date.

          9.5.9    Seller Election Regarding Prorations. Notwithstanding anything contained herein to the contrary, at Seller’s election, any one or more of the prorations that would otherwise be made by adjustment to the Purchase Price may instead be paid by Seller out of separate funds, without adjustment to the Purchase Price.

          9.5.10    Survival. The provisions of this Section 9.5 shall survive Closing.

9.6    Management Agreement. Prior to Closing, Purchaser and BPLP will negotiate in good faith to reach agreement on the terms of a property management agreement pursuant to which BPLP would manage the Property from and after the Closing. Any failure of the parties to reach agreement on the terms of such property management agreement shall in no event affect the Closing or any other obligations of Purchaser and Seller hereunder.

9.7    Post-Closing. Following the Closing, Purchaser shall be responsible for obtaining novation agreements from the OCC and NASA as required by federal law, and Seller hereby agrees to cooperate with Purchaser in such endeavor.

10.    RISK OF LOSS, DAMAGE, CONDEMNATION.

10.1    Damage. If, prior to the Closing, all or any portion of the Property is damaged by fire or any other cause whatsoever, Seller shall promptly give Purchaser written notice of such damage.

          10.1.1    Minor Damage. If the cost for repairing such damage is less than Thirty Million Dollars ($30,000,000) (as determined by Seller’s independent insurer), then Purchaser shall have the right at Closing to receive the amount of the deductible plus all insurance proceeds received by Seller as a result of such loss, or an assignment of Seller’s rights to such insurance proceeds, and this Agreement shall continue in full force and effect with no reduction in the Purchase Price, and Seller shall have no further liability or obligation to repair such damage or to replace the Property.

          10.1.2    Major Damage. If the cost for repairing such damage is greater than Thirty Million Dollars ($30,000,000) (as determined by Seller’s independent insurer) or if the OCC or NASA has terminated its Lease, then Purchaser shall have the option, exercisable by written notice delivered to Seller within five (5) days after Seller’s notice of damage to Purchaser, either (i) to receive the amount of the deductible plus all insurance proceeds received by Seller as a result of such loss, or an assignment of Seller’s rights to such insurance proceeds, and this Agreement shall continue in full force and effect with no reduction in the Purchase Price, and Seller shall have no further liability or obligation to repair such damage or to replace the Property; or (ii) to terminate this Agreement. If Purchaser elects to terminate this Agreement, Purchaser shall give notice to Seller thereof, the Deposit shall be returned to Purchaser, and thereafter neither party will have any further rights or obligations hereunder, except for any obligations that expressly survive termination. If Purchaser fails to notify Seller within such five (5)-day period of Purchaser’s intention to terminate this Agreement, then Purchaser shall be deemed to have elected option (i), and Purchaser and Seller shall proceed to Closing in accordance with the terms and conditions of this Agreement. Notwithstanding the foregoing, if, on account of such damage, the OCC or NASA has exercisable rights of termination under their respective Leases which have not been waived within such 5-day period, then such 5-day period shall be extended through the second (2nd) Business Day after the last of such rights has lapsed (whether by waiver thereof or expiration of the period in which such rights may be exercised), and if this Agreement is not terminated, the Closing Date shall be extended to the date that is five (5) Business Days after the last of such rights has lapsed.

10.2    Condemnation and Eminent Domain. In the event that any condemnation proceedings are instituted, or notice of intent to condemn is given, with respect to all or any portion of the Property, Seller shall promptly notify Purchaser thereof, in which event Purchaser shall consummate the purchase of the Property without reduction of the Purchase Price, and the right to collect any condemnation award or compensation for such condemnation shall be assigned by Seller to Purchaser at Closing; provided that, if the OCC or NASA has terminated its Lease as a result of such condemnation or taking, then Purchaser shall have the right to terminate this Agreement and receive a full refund of the Deposit, and thereafter neither party will have any further rights or obligations hereunder, except for any obligations that expressly survive termination. If, on account of such condemnation or taking, the OCC or NASA has exercisable rights of termination under their respective Leases which have not been waived prior to the Closing Date, then the Closing Date shall be extended through the third (3rd) Business Day after the last of such rights has lapsed (whether by waiver thereof or expiration of the period in which such rights may be exercised).

10.3    Hazardous Substance Release. If Hazardous Substances are released at, on or beneath the Property at any time from the Effective Date and prior to the Closing, Seller shall promptly give Purchaser written notice of such release. If the estimated cost of remediating such release is less than Thirty Million Dollars ($30,000,000), as determined by Seller’s environmental consultant, then Purchaser shall consummate the purchase of the Property without delay in the Closing Date or reduction of the Purchase Price, and Seller shall be responsible for promptly commencing and diligently pursuing remediation to completion in accordance with applicable Environmental Law, at Seller’s cost and expense. If the estimated cost of remediating such release is equal to or greater than Thirty Million Dollars ($30,000,000), as determined by Seller’s environmental consultant, then Purchaser shall have the option, exercisable by written notice delivered to Seller within five (5) days after Seller’s notice of release of such Hazardous Substances, to terminate this Agreement. If Purchaser elects to terminate this Agreement, Purchaser shall give notice to Seller thereof, the Deposit shall be returned to Purchaser, and thereafter neither party will have any further rights or obligations hereunder, except for any obligations that expressly survive termination.

11.    REMEDIES AND ADDITIONAL COVENANTS.

11.1    Seller Default. In the event that Seller breaches any of its representations or warranties or fails to perform any of its covenants in any material respect, other than a failure to consummate the Closing or a failure to satisfy a condition precedent to Closing, as set forth in Section 8.1 hereof, and such breach or failure continues for a period of ten (10) Business Days after notice thereof from Purchaser, then Purchaser shall be required to proceed to Closing notwithstanding such breach, Purchaser hereby waiving any right to terminate this Agreement on account of any such breach by Seller, and Purchaser’s sole and exclusive remedy shall be the right to pursue a claim against Seller for Purchaser’s actual monetary damages resulting from such breach, which may in no event exceed the sum of Ten Million Dollars ($10,000,000); provided that, notice of any such claim must be given within one (1) year following the Closing, and Purchaser shall be deemed to have waived any claim of breach of which Purchaser has knowledge as of Closing if Purchaser has not provided notice thereof to Seller (and an opportunity to cure) prior to Closing as provided in this Section 11.1. If Seller breaches its obligation to consummate the Closing hereunder or there is a failure in any material respect of any condition precedent to Closing hereunder, as set forth in Section 8.1 hereof, and such failure is not remedied within the time periods specified in Section 8.1, then Purchaser’s sole and exclusive remedy shall be to terminate this Agreement by giving written notice thereof to Seller prior to or at the Closing, in which event the Deposit shall be returned to Purchaser, and, after the return to Purchaser of the Deposit, neither Seller nor Purchaser will have any further rights or obligations under this Agreement, except for any obligations that expressly survive termination, and Purchaser shall have the right to seek monetary damages to compensate Purchaser for

Purchaser’s actual out-of-pocket costs and expenses incurred in connection with its evaluation and contemplated purchase of the Property, in an amount which shall in no event exceed the sum of Five Hundred Thousand Dollars ($500,000). In no event whatsoever shall Purchaser be entitled to specific performance or any damages, rights or remedies against Seller as a result of any default of Seller hereunder, other than as specifically set forth in this Section 11.1. BPLP, by its execution of this Agreement, hereby guaranties the obligations of Seller for any claim pursuant to this Section 11.1.

11.2    Purchaser Default. The parties acknowledge and agree that Seller should be entitled to compensation for any detriment suffered if Purchaser fails to consummate the purchase of the Property as required hereunder but agree that it would be extremely difficult to ascertain the extent of the actual detriment Seller would suffer as a result of such breach and/or failure. Consequently, if Purchaser fails to consummate the purchase of the Property on the Closing Date and otherwise in accordance with the requirements of Section 9 hereof, including payment of the Purchase Price and delivery of all documents or instruments required to be delivered by Purchaser at Closing as provided herein, then Seller shall be entitled to terminate this Agreement by giving written notice thereof to Purchaser prior to or at the Closing, in which event the Deposit shall be paid to Seller as fixed, agreed and liquidated damages, and, after the payment of the Deposit to Seller, neither Seller nor Purchaser will have any further rights or obligations under this Agreement, except for any obligations that expressly survive termination. Nothing contained herein shall constitute a waiver by Seller of any damages, rights or remedies which may be available to Seller against Purchaser at law or in equity as a result of any material breach of a representation or warranty or other material default of Purchaser hereunder, all of which are hereby expressly reserved by Seller; provided, however, nothing contained herein shall entitle Seller to consequential or punitive damages or any other sums in excess of Seller’s actual damages.

11.3    Delivery of Materials. Notwithstanding anything contained in this Agreement to the contrary, if this Agreement is terminated for any reason whatsoever, then Purchaser shall promptly deliver to Seller all Property Information provided to Purchaser by Seller, including copies thereof in any form whatsoever, including electronic form, along with any and all tests and studies of the Property performed by or on behalf of Purchaser pursuant to this Article 5. The obligations of Purchaser under this Section 11.3 shall survive any termination of this Agreement.

12.    BROKERAGE COMMISSION.

12.1    Brokers. Seller represents and warrants to Purchaser that Seller has not contacted or entered into any agreement with any real estate broker, agent, finder, or any party in connection with this transaction, except for Morgan Stanley Realty Incorporated (“Seller’s Broker”) and that Seller has not taken any action which would result in any real estate broker’s or finder’s fees or commissions being due and payable to any party other than Seller’s Broker with respect to the transaction contemplated hereby. Seller will be solely responsible for the payment of Seller’s Broker’s commission in accordance with the provisions of a separate agreement. Purchaser hereby represents and warrants to Seller that Purchaser has not contracted or entered into any agreement with any real estate broker, agent, finder, or any party in connection with this transaction and that Purchaser has not taken any action which would result in any real estate broker’s or finder’s fees or commissions being due or payable to any party other than Seller’s Broker with respect to the transaction contemplated hereby.

12.2    Indemnity. Each party hereby indemnifies and agrees to hold the other party harmless from any loss, liability, damage, cost, or expense (including, without limitation, reasonable attorneys’ fees) paid or incurred by the other party by reason of a breach of the representation and warranty made by such party under this Article 12. Notwithstanding anything to the contrary contained in this Agreement, the indemnities set forth in this Section 12.2 shall survive the Closing.

13.    NOTICES.

13.1    Written Notice. All notices, demands and requests which may be given or which are required to be given by either party to the other party under this Agreement must be in writing.

13.2    Method of Transmittal. All notices, demands, requests or other communications required or permitted to be given hereunder must be sent (i) by United States certified mail, postage fully prepaid, return receipt requested, (ii) by hand delivery, (iii) by Federal Express or a similar nationally recognized overnight courier service, or (iv) by facsimile with both telephonic confirmation and a confirmation copy delivered by another method set forth in this Section. All such notices, demands, requests or other communications shall be deemed to have been given for all purposes of this Agreement upon the date of receipt or refusal, except that whenever under this Agreement a notice is either received on a day which is not a Business Day or is required to be delivered on or before a specific day which is not a Business Day, the day of receipt or required delivery shall automatically be extended to the next Business Day.

13.3    Addresses. The addresses for proper notice under this Agreement are as follows:

Purchaser:	Seller:
Wells Capital, Inc.	Southwest Market Limited Partnership
6200 The Corners Parkway	c/o Boston Properties, Inc.
Suite 250	111 Huntington Avenue
Norcross, GA 30092	Suite 300
Attn: Jeffrey A. Gilder	Boston, MA 02199-7610
Phone: (770) 243-8445	Attn: Tom O’Connor
Facsimile: (770) 243-8510	Phone: (617) 236-3316
Facsimile: (617) 236-3311

WITH A COPY TO:	WITH A COPY TO:

Alston & Bird LLP	Southwest Market Limited Partnership
1201 W. Peachtree Street	c/o Boston Properties, Inc.
Atlanta, Georgia 30309	401 9th Street, N.W., Suite 700
Attn: William L. O’Callaghan, Jr., Esq.	Washington, D.C. 20004

Phone: (404) 881-7818	Attn: Legal Department
Facsimile: (404) 881-7777	Phone: (202) 585-0800
Facsimile: (202) 783-6482

and to:

Shaw Pittman LLP
2300 N Street, NW
Washington, D.C. 20037
Attn: Sheldon J. Weisel, Esq.
Phone: (202) 663-8096
Facsimile: (202) 663-8007

Escrow Agent:

Commercial Settlements, Inc.
1015 15th Street, NW
Suite 300
Washington, D.C. 20005
Attn: David Nelson
Phone: 202-737-4747
Facsimile: 202-737-4108

Either party may from time to time by written notice to the other party designate a different address for notices within the United States of America.

14.    ASSIGNMENT.

Except for an assignment by Seller as permitted pursuant to Section 17.1 hereof, neither party shall have the right to assign this Agreement without the prior written consent of the other, which consent may be granted or withheld in the sole and absolute discretion of the party whose consent has been requested; provided that, Purchaser shall have the right to assign its interest in this Agreement to any entity controlled by, controlling, or under common control with, Purchaser so long as Seller is provided evidence satisfactory to Seller that the proposed assignee has the financial capability and other powers and authority necessary to perform the obligations of Purchaser hereunder and the original Purchaser remains fully liable for all obligations of Purchaser hereunder and under the documents required to be delivered by Purchaser at Closing.

15.    MISCELLANEOUS.

15.1    Entire Agreement. This Agreement embodies the entire agreement between the parties and cannot be varied except by the written agreement of the parties and supercedes all prior agreements and undertakings.

15.2    Modifications. This Agreement may not be modified except by the written agreement of the parties.

15.3    Gender and Number. Words of any gender used in this Agreement will be construed to include any other gender and words in the singular number will be construed to include the plural, and vice versa, unless the context requires otherwise.

15.4    Captions. The captions used in connection with the Articles, Sections and Subsections of this Agreement are for convenience only and will not be deemed to expand or limit the meaning of the language of this Agreement.

15.5    Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

15.6    Controlling Law. This Agreement will be construed under, governed by and enforced in accordance with the laws of the jurisdiction where the Property is located.

15.7    Exhibits. All exhibits, attachments, annexed instruments and addenda referred to herein will be considered a part hereof for all purposes with the same force and effect as if set forth verbatim herein.

15.8    No Rule of Construction. Seller and Purchaser have each been represented by counsel in the negotiations and preparation of this Agreement; therefore, this Agreement will be deemed to be drafted by both Seller and Purchaser, and no rule of construction will be invoked respecting the authorship of this Agreement.

15.9    Severability. In the event that any one or more of the provisions contained in this Agreement (except the provisions relating to Seller’s obligations to convey the Property and Purchaser’s obligation to pay the Purchase Price, the invalidity of either of which shall cause this Agreement to be null and void) are held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability will not affect any other provisions hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had not been contained herein, provided, however, that the parties hereto shall endeavor in good faith to rewrite the affected provision to make it (i) valid, and (ii) consistent with the intent of the original provision.

15.10    Time of Essence. Time is important to both Seller and Purchaser in the performance of this Agreement, and both parties have agreed that TIME IS OF THE ESSENCE with respect to any date set out in this Agreement.

15.11    Business Days. “Business Day” means any day on which business is generally transacted by banks in the District of Columbia and Georgia. If the final date of any period which is set out in any paragraph of this Agreement falls upon a day which is not a Business Day, then, and in such event, the time of such period will be extended to the next Business Day.

15.12    No Memorandum. Purchaser and Seller agree not to record this Agreement or any memorandum hereof.

15.13    Press Releases. Prior to Closing, any release to the public of information with respect to the matters set forth in this Agreement will be made only in the form approved by Purchaser and Seller and their respective counsel.

15.14    Attorneys’ Fees and Costs. In the event either party is required to resort to litigation to enforce its rights under this Agreement, the prevailing party in such litigation will be entitled to collect from the other party all costs, expenses and attorneys’ fees incurred in connection with such action.

15.15    Counterparts and Expiration of Offer. This Agreement may be executed in multiple counterparts which shall together constitute a single document. However, this Agreement shall not be effective unless and until all counterpart signatures have been obtained. Faxed or electronically scanned signatures shall have the same binding effect as original signatures. An unsigned draft of this Agreement shall not be considered an offer by either party and a draft of this Agreement that is signed by one party shall become null and void if not accepted by the other party on or before 11:59 P.M. on November 12, 2002.

15.16    Waiver of Jury Trial. EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY EITHER PARTY IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE RELATIONSHIP OF SELLER AND PURCHASER HEREUNDER, PURCHASER’S OWNERSHIP OR USE OF THE PROPERTY, AND/OR ANY CLAIMS OF INJURY OR DAMAGE.

16.    CONFIDENTIALITY.

16.1    Prior to Closing and except as provided otherwise in this Section 16.1, Purchaser and Seller, for the benefit of each other, hereby agree that neither of them will release or cause or permit to be released to the public any press notices, publicity (oral or written) or advertising promotion relating to, or otherwise publicly announce or disclose or cause or permit to be publicly announced or disclosed, in any manner whatsoever, the terms, conditions or substance of this Agreement or the transactions contemplated herein, without first obtaining the consent of the other party hereto, which shall not be unreasonably withheld. Purchaser, being aware that the securities of Boston Properties, Inc. (“BPI”), the owner, directly or indirectly, of a controlling interest in Seller, are traded on the New York Stock Exchange, acknowledges that Seller and BPI may be compelled by legal requirements to issue a public press release announcing that it has entered into this Agreement and stating the material terms hereof. Seller agrees to send a copy of such press release directly to Purchaser at least 24 hours prior to the time when Seller issues such press release to the public, and Purchaser consents to the dissemination of such press release and to all such additional statements and disclosures Seller may reasonably make in responding to inquiries arising as a result of any such press release. Each party likewise consents to any disclosure of this Agreement which the other party reasonably believes is required by law or which is recommended in good faith by counsel to such other party.

16.2    It is understood that the foregoing shall not preclude any party from discussing the substance or any relevant details of the transactions contemplated in this Agreement on a confidential basis with such party’s spouse or any of its attorneys, accountants, professional consultants, financial advisors, rating agencies, or potential lenders, as the case may be, or prevent any party hereto from complying with applicable laws, including, without limitation, governmental regulatory, disclosure, tax and reporting requirements.

16.3    Purchaser shall indemnify and hold Seller harmless, and Seller shall indemnify and hold Purchaser and the affiliates of Purchaser harmless, from and against any and all actual direct claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including, without limitation, attorneys’ fees and disbursements) suffered or incurred by the other party and proximately caused by a breach by Purchaser or Seller, as the case may be, of the provisions of this Article 16; but this Section 16.3 will not entitle either Purchaser, Seller, Purchaser’s affiliates or Seller’s affiliates, or any other person or entity, to recover consequential damages.

16.4    In addition to any other remedies available to Seller and Purchaser, Seller and Purchaser shall each have the right to seek equitable relief, including, without limitation, injunctive relief or specific performance, against the other party or its representatives in order to enforce the provisions of this Article 16.

16.5    Notwithstanding any other provision of this Agreement, the provisions of this Article 16 shall survive the termination of this Agreement for one (1) year following the Effective Date and shall survive Closing for one (1) year following the Closing.

17.    LIKE-KIND EXCHANGE.

17.1    Seller shall have the right to structure the sale of the Property as a forward or reverse exchange thereof for other real property of a like-kind to be designated by Seller (including the ability to assign this Agreement to an entity established in order to effectuate such exchange), with the result that the exchange shall qualify for non-recognition of gain or loss under Section 1031 of the Internal Revenue Code of 1986, as amended, in which case Purchaser shall execute any and all documents reasonably necessary to effect such exchange, as reasonably approved by Purchaser’s counsel, and otherwise assist and cooperate with Seller in effecting such exchange, provided that: (i) any costs and expenses incurred by Purchaser as a result of structuring such transaction as an exchange, as opposed to an outright sale, shall be borne by Seller; (ii) Seller shall indemnify and hold harmless Purchaser from and against any and all liabilities, costs, damages, claims or demands arising from the cooperation of Purchaser in effecting the exchange contemplated hereby; and (iii) such exchange shall not result in any delay in closing the transaction without Purchaser’s prior written consent.

IN WITNESS WHEREOF, the parties have executed this Purchase and Sale Agreement as of the date first written above.

SELLER:

SOUTHWEST MARKET LIMITED PARTNERSHIP, a District of Columbia limited partnership

By:    BP III LLC, its General Partner

By:    Boston Properties Limited Partnership, its Managing
           Member

By:    Boston Properties, Inc., its General Partner

By:    /S/    TOM O’CONNOR                      (Seal)
Name:    Tom O’Connor
Title:      VP

PURCHASER:

WELLS CAPITAL, INC., a Georgia corporation

By:    /s/    LEO F. WELLS, III
Name:    Leo F. Wells, III
Title:      President

Boston Properties Limited Partnership joins in this Agreement for the limited purpose of agreeing to the provisions applicable to it pursuant to Sections 7.7, 8.3.2 and 11.1 hereof.

BOSTON PROPERTIES LIMITED PARTNERSHIP

By:    Boston Properties, Inc., its General Partner

By:    /s/    TOM O’CONNOR                      (Seal)
Name:    Tom O’Connor
Title:    VP